PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                     REGISTRATION NO. 333-36112

                                  $345,000,000

                          TRIQUINT SEMICONDUCTOR, INC.
                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc.
issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                    PRINCIPAL AMOUNT
                                                        OF NOTES                          NUMBER OF SHARES
                                                      BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                   OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                      SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)

Deutsche Bank Securities Inc.......................    $51,625,000           15.0%             380,715            1.0%
    1251 Avenue of the Americas
    New York, NY  10020
---------------------------------------------------
Salomon Brothers Asset Management, Inc.............     26,325,000            7.63             194,137              *
    7 World Trade Center, 38th Floor
    New York, NY  10048
---------------------------------------------------
Pacific Life Insurance Company.....................      1,500,000            *                 11,062              *
    700 Newport Center Drive
    Newport Beach, CA  92660
---------------------------------------------------
BP Amoco Corporation Master Trust for Employee           1,300,000            *                  9,587              *
   Pension Plans...................................
    c/o Noddings Investments
    700 Market Street
    St. Louis, MO  63101
---------------------------------------------------
Continental Assurance Company Separate                   1,080,000            *                  7,965              *
   Account (E).....................................
    CNA Plaza
    333 South Wabash Avenue
    Chicago, IL  60604
---------------------------------------------------
Zurich HFR Master Hedge Fund Index Ltd.............        120,000            *                    885              *
    c/o Noddings Investments
    700 Market Street
    St. Louis, MO  63101


*    Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $135.60 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,387,139 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

                              --------------------

     INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

          THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
              REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
            SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                    OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

            The date of this Prospectus Supplement is June 22, 2000.






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